SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number 1-5137

                               FIELDCREST CANNON, INC.
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                (Exact name of registrant as specified in its charter)

                                One Lake Circle Drive
                          Kannapolis, North Carolina 28081
                                    (704) 939-2000
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   6% Convertible Subordinated Debentures due 2012
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               (Title of each class of securities covered by this Form)

                                         None
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            (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(i)    [X]

          Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]

          Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]

          Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]

                                             Rule 15d-6             [ ]

     Number of holders of record as of the certification or notice date:  259

                                      SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Fieldcrest Cannon, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 19, 1998                        FIELDCREST CANNON, INC.


                                             By: /s/ Ronald M. Wehtje
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                                                 Ronald M. Wehtje
                                                 Vice President